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                                                                   EXHIBIT 10.11


                              CONSULTING AGREEMENT


              THIS AGREEMENT ("Agreement"), made and entered into this ___ day of January, 1997, by and between EUGENE U. FREY, an individual resident of the State of Florida ("Consultant"); and ROCK-TENN COMPANY, a Georgia corporation ("Company");

                              W I T N E S S E T H:

              WHEREAS, Consultant has significant experience in the paper and packaging business in the United States and Canada;

              WHEREAS, Company acknowledges that Consultant is engaged in other business and personal activities that comprise his primary business activities; and

              WHEREAS, Company desires to engage Consultant as a consultant on behalf of Company and its subsidiaries, including Waldorf Corporation (collectively, the "Rock-Tenn Group"), and Consultant desires to be engaged by Company on the terms and conditions set forth in this Agreement; and

              NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

              Section 1. Engagement.

              Subject to the terms hereof, Company hereby engages Consultant as a consultant, and Consultant hereby accepts such engagement. Throughout the term hereof, Consultant shall provide consulting and advisory services to the Rock-Tenn Group as Company shall reasonably request. The consulting and advisory services provided by Consultant shall be rendered at such times and from such locations as are mutually agreeable to Company and Consultant.

              Section 2. Term of Engagement.

              The engagement of Consultant hereunder shall commence as of the date hereof and continue until the third anniversary of the date hereof. During the Term of Engagement, Consultant will not be required by Company to provide consulting services for more than 20 hours per month, or for more than such hours per month as are mutually agreeable to Company and Consultant.



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              Section 3. Consulting Fees; Expenses.

              In consideration of the consulting services to be rendered by Consultant under this Agreement, Consultant shall be paid a consulting fee of Two Hundred Sixty-Four Thousand Dollars ($264,000) per year, which fee shall be payable in equal monthly installments on or before the 15th day of each month during the term hereof. Consultant shall also be reimbursed for any reasonable business expenses incurred by him on behalf of, and at the request of, Company, subject to Company's expense reimbursement policies and procedures in effect from time to time.

              Section 4. Consulting Payments.

              Company and Consultant hereby acknowledge that the compensation payable to Consultant hereunder has been fully negotiated and represents fair consideration for the consulting services to be rendered by Consultant. Consultant further acknowledges that he is aware of the federal and state income tax consequences which are applicable to income received for consulting services. Neither Consultant nor Company shall report the compensation received by Consultant hereunder on any federal or state income tax return in any manner other than as payment for consulting services, and neither Consultant nor Company shall assert in connection with any claim for a refund for income taxes paid, in connection with any administrative or judicial proceeding, or in connection with any proposed or actual assessments of additional income taxes that the compensation received by Consultant hereunder was paid by Company other than in consideration for the consulting services which Consultant is to render hereunder.

              Section 5. Independent Contractor.

              In rendering services hereunder, Consultant shall be acting as an independent contractor. This Agreement is not an employment agreement and Consultant is not and will not become by performance of services hereunder an employee of Company. Contractor acknowledges that, as a consultant, he shall not be entitled to any employee benefits, retirement benefits, stock option benefits, health benefits, or other benefits which are customarily made available to employees of Company.

              Section 6. Partial Restrictive Covenants.

              6.1    Definitions. For the purposes of this Agreement:

              (a) "Company Activities" means the manufacture, distribution and sale of paper and packaging products and other activities engaged in by the Rock-Tenn Group for which Consultant provides consulting services hereunder;

              (b) "Confidential Information" means any data or information of the Rock- Tenn Group other than Trade Secrets, which is valuable to the Rock-Tenn Group and not generally known to competitors, including, without limitation, general business information,




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industry information, analysis and other information of a proprietary nature that relates to the Rock-Tenn Group or was developed or compiled by the Rock-Tenn Group;

              (c) "Noncompetition Period" or "Nonsolicitation Period" means the period beginning the date hereof and ending on the second anniversary of the end of the term of engagement of Consultant under this Agreement;

              (d) "Territory" means the United States of America (excluding the states of Alaska and Hawaii) and the province of Ontario, Canada and all provinces in Canada east of Ontario, such area being where customers and actively sought prospective customers of the Rock-Tenn Group are located; and

              (e) "Trade Secrets" means information of the Rock-Tenn Group, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

              6.2    Trade Secrets and Confidential Information.

              (a) Trade Secrets. Except in the course of providing consulting services hereunder, Consultant will not use or disclose any Trade Secrets for so long as the pertinent information remains Trade Secret information, regardless of whether the Trade Secrets are in written or tangible form. Nothing in this Agreement shall diminish the rights of Company or the Rock-Tenn Group regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

              (b) Confidential Information. Consultant agrees that during the Noncompetition Period, Consultant will hold in confidence all Confidential Information and will not will disclose, publish or make use of Confidential Information except in the course of providing consulting services hereunder.

              6.3    Noncompetition.

              (a) Acknowledgment. Consultant acknowledges that the Rock-Tenn Group conducts Company Activities throughout the Territory and that to adequately protect the interests of Company in the business and goodwill of the Rock-Tenn Group, it is essential that any noncompetition covenant with respect thereto cover all Company Activities and the entire Territory for the duration of the Noncompetition Period.


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              (b)    Trade Name. Consultant agrees that during the
Noncompetition Period, Consultant will not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under any corporate, product or trade name or trademark of, the Rock-Tenn Group, or name or mark similar thereto, without the prior written consent of Company. Notwithstanding anything in this Agreement to the contrary, Consultant may use the trade name "Wabash" in any business or venture not engaged in Company Activities.

              (c) Noncompetition Covenant. Consultant agrees that Consultant will not, during the Noncompetition Period, directly or by assisting others, conduct Company Activities in the Territory or otherwise engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Company Activities in the Territory.

              Notwithstanding anything in this Agreement to the contrary, Consultant may acquire, collectively (directly or indirectly, through trusts or otherwise), up to two percent (2%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

              (d) Nonsolicitation. Consultant will not, during the Nonsolicitation Period, directly or by assisting others, except in the course of providing consulting services hereunder:

              (i) solicit or attempt to solicit, any business from any of the Rock-Tenn Group's customers, including actively sought prospective customers, for purposes of providing products or services that are competitive with those provided by the Rock-Tenn Group, or

              (ii) recruit or solicit or attempt to recruit or solicit, on Consultant's behalf or on behalf of any other person, firm or corporation, any employee of the Rock-Tenn Group.

              6.4 Severability. If a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Consultant. In this regard, Consultant hereby agrees that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement and to apply the provisions of this Agreement to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Agreement is determined not to be specifically enforceable, Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Consultant.



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       6.5    Injunctive Relief. Consultant hereby agrees that any remedy at law for any breach of the provisions contained this Agreement shall be inadequate and that Company shall be entitled to injunctive relief in addition to any other remedy Company might have under this Agreement. Consultant agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of Company, and Consultant specifically releases Company from the requirement of posting bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

              Section 7. Miscellaneous.

              7.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Consultant and his executor, administrator, heirs, personal representative and assigns, and Company and its successors and assigns; provided, however, that Consultant shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Company.

              7.2 No Conflict or Breach. Consultant represents and warrants that neither this Agreement nor the performance by Consultant of the consulting services hereunder breaches any agreement to which Consultant is bound or infringes upon the intellectual property rights, including trade secrets, of any person.

              7.3 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Minnesota.

              7.4 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              7.5 Notices. Unless otherwise agreed to in writing by the parties hereto, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered if delivered in person, on the next business day if delivered by telecopy, or five business days after being sent by first-class mail, registered or certified, return receipt requested, with proper postage prepaid, and

              (a)    If to Consultant, addressed to:

                     Mr. Eugene U. Frey
                     4351 Gulf Shore Boulevard North
                     Unit No. 6, South
                     Naples, Florida 34103
                     Telecopy No.: (941) 434-2879


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                     with a copy to:

                     Mr. Morris M. Sherman
                     Leonard, Street and Deinard
                     Suite 2300
                     150 South Fifth Street
                     Minneapolis, Minnesota 55402
                     Telecopy No.: (612) 335-1500

              (b)    If to Company, addressed to:

                     Rock-Tenn Company
                     504 Thrasher Street
                     Norcross, Georgia 30071
                     Attention: Chief Financial Officer
                     Telecopy No.: (770) 263-3582

                     with a copy to:

                     Rock-Tenn Company
                     504 Thrasher Street
                     Norcross, Georgia 30071
                     Attention: General Counsel
                     Telecopy No.: (770) 248-4402

or to such other person or address as shall be furnished in writing by any party to the other prior to the giving of the applicable notice or communication.

              7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

              7.8 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

              7.9 Dispute Resolution. Any dispute arising in connection with this Agreement shall be resolved in the manner set forth in Section 13.12 of the Stock Purchase Agreement dated the date hereof, by and among the Company, Consultant and the other shareholders of Wabash Corporation, a Delaware corporation, relating to the sale of the capital stock of Wabash Corporation.


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              IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written.

                               ROCK-TENN COMPANY


                               By:  /s/ Bradley Currey, Jr.
                                    --------------------------------------
                                     Bradley Currey, Jr.
                                     Chief Executive Officer

                               CONSULTANT


                               /s/ Eugene U. Frey
                               ------------------------------------------
                               Eugene U. Frey









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